SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2006

R. R. DONNELLEY & SONS COMPANY

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-4694	36-1004130
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 South Wacker Drive, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 326-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A is being filed to amend Item 5.02(c) of the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2006 (the “Form 8-K Report”), which reported the appointment of Miles W. McHugh as Senior Vice President, Controller of R.R. Donnelley & Sons Company (the “Company”), to reflect the fact that on June 13, 2006 the Company entered into an employment agreement with Mr. McHugh. The Form 8-K Report is hereby amended to restate such item as set forth herein

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) On June 5, 2006, the Company announced that Miles W. McHugh has been appointed as Senior Vice President, Controller effective as of the close of business on June 5, 2006. On June 13, 2006, the Company and Mr. McHugh entered into an employment agreement (the “Employment Agreement”) pursuant to which Mr. McHugh agreed to serve as the Company’s Senior Vice President, Controller.

Under the terms of the Employment Agreement:

- Mr. McHugh will receive a base salary to be paid at a rate of $300,000 per year; and

- Mr. McHugh will be eligible to receive an annual bonus with a target bonus opportunity of 75% of base salary; provided that, for 2006, he will be eligible to receive 40% of his base salary earned for the period January 1, 2006 through May 31, 2006 and 75% of his base salary earned for the period June 1, 2006 through December 31, 2006.

The Employment Agreement provides that if the Company terminates Mr. McHugh’s employment without Cause (as defined in the Employment Agreement) or Mr. McHugh terminates his employment for Good Reason (as defined in the Employment Agreement):

- the Company will pay Mr. McHugh an amount equal to 100% of his base salary; and

- Mr. McHugh will be entitled to 12 months of COBRA-subsidized medical benefits.

Mr. McHugh, 41, has been the Vice President, Chief Financial Officer of the Company’s Logistics business since March 2004; prior thereto Mr. McHugh served as the Company’s Assistant Controller since October 2003, the Controller of DPL, Inc. (utility holding company) during 2003 and as the Assistant Controller of Mirant Corporation (energy company) from 2000 to 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

R. R. DONNELLEY & SONS COMPANY

Date: June 14, 2006

	By:	/S/ SUZANNE S. BETTMAN
Suzanne S. Bettman
Senior Vice President, General Counsel